Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Financing Update

Wednesday, December 1, 2010

Irvine, California, -- Impac Mortgage Holdings, Inc. (NYSE Amex: IMH), a Maryland corporation, or the “Company,” is announcing that on November 26, 2010, the Company borrowed $8.0 million to pay off the balance owed to its last remaining warehouse bank from 2007.

Current market conditions provided the Company the opportunity to pay off the Credit Agreement entered into on October 30, 2009 at a discount to the approximately $6.6 million outstanding balance.  By paying off the agreement five months earlier than previously reported the Company will save approximately $800,000 in monthly cash flows for these five months. This also results in the termination of all covenants, conditions and restrictions associated with the Credit Agreement.

Mr. Joseph R. Tomkinson, Chairman and Chief Executive Officer of Impac Mortgage Holdings, Inc. commented, “We are pleased to have settled another financing legacy that will allow us to move forward with our strategic initiatives without the restrictions of previous financing obligations.”

About the Company

The Company’s operations include the management of the long-term mortgage portfolio to mitigate losses and maximize cash flows and the mortgage and real estate related fee-based businesses, including loan modifications, real estate disposition, monitoring and surveillance services and real estate brokerage and lending services.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email jmoisio@impaccompanies.com. Web site: www.impaccompanies.com